EXHIBIT 2.1




                       ACQUISITION AGREEMENT

                               AMONG

                     FRANKLIN RESOURCES, INC.

                              - AND -

                       FTI ACQUISITION INC.

                              - AND -

          BISSETT & ASSOCIATES INVESTMENT MANAGEMENT LTD.





                        DATED JULY 26, 2000



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                                TABLE OF CONTENTS

                                                               PAGE


ARTICLE 1
      DEFINITIONS.................................................1
      1.1  Certain Definitions and Rules of Construction..........1

ARTICLE 2
      THE OFFER...................................................2
      2.1  Covenants..............................................2
      2.2  Approval of the Corporation............................5
      2.3  Shareholder Lists......................................6

ARTICLE 3
      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
      OFFEROR.....................................................6
      3.1  Corporate Organization.................................6
      3.2  Enforceability of Agreement............................6
      3.3  Conflicting Provisions.................................7
      3.4  Consents...............................................7
      3.5  Sufficient Funds.......................................7
      3.6  Shareholdings..........................................7

ARTICLE 4
      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION...........7
      4.1  Corporate Organization and Subsidiaries................7
      4.2  Enforceability of Agreement............................7
      4.3  Conflicting Provisions.................................8
      4.4  Consents...............................................8
      4.5  Public Disclosure......................................9
      4.6  Absence of Changes....................................10
      4.7  Absence of Litigation.................................10
      4.8  Undisclosed Liabilities...............................10
      4.9  Material Contracts....................................10
      4.10 Insurance.............................................11
      4.11 Tax Matters...........................................11
      4.12 Change of Control Provisions..........................12
      4.13 Employees.............................................12
      4.14 Intellectual Property and Software....................12
      4.15 Licences..............................................12
      4.16 The Funds.............................................13
      4.17 Units of Funds........................................13
      4.18 Agreements............................................13
      4.19 Clients...............................................13
      4.20 Outstanding Shares....................................14
      4.21 United States Assets and Revenues.....................14

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                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                               PAGE


ARTICLE 5
      COVENANTS..................................................14
      5.1  Conduct of Business of the Corporation................14
      5.2  Board of Directors....................................16
      5.3  Access to Information.................................16
      5.4  No Solicitation.......................................16
      5.5  Further Action; Commercially Reasonable Best
           Efforts...............................................18
      5.6  Regulatory Approvals..................................18
      5.7  Take Up and Payment...................................18
      5.8  Increase in Consideration.............................19
      5.9  Subsequent Acquisitions...............................19
      5.10 Further Covenants.....................................19
      5.11 Take-Up and Payment For Shares........................20
      5.12 Clients...............................................20

ARTICLE 6
      TERMINATION, AMENDMENT AND WAIVER..........................20
      6.1  Termination...........................................20
      6.2  Effect of Termination.................................21
      6.3  Fees..................................................21
      6.4  Commissions...........................................21
      6.5  Waiver................................................22

ARTICLE 7
      GENERAL PROVISIONS.........................................22
      7.1  Survival of Representations, Warranties and
           Agreements............................................22
      7.2  Notices...............................................22
      7.3  Severability..........................................24
      7.4  Entire Agreement; Assignment..........................24
      7.5  Time..................................................24
      7.6  Currency..............................................24
      7.7  Amendments............................................24
      7.8  Expenses..............................................24
      7.9  Counterparts..........................................25
      7.10 Governing Law.........................................25
      7.11 Public Statements.....................................25


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                              ACQUISITION AGREEMENT

      ACQUISITION AGREEMENT, dated July 26, 2000 (this "Agreement"), among Franklin Resources, Inc., a corporation incorporated under the laws of the State of Delaware (the "Purchaser"), FTI Acquisition Inc., a corporation incorporated under the BUSINESS CORPORATIONS ACT ("Ontario") (the "Offeror") and Bissett & Associates Investment Management Ltd. (the "Corporation"), a corporation incorporated under the laws of the BUSINESS CORPORATIONS ACT (Alberta).

      WHEREAS the Board of Directors of each of the Purchaser and the Offeror has approved this Agreement and the transactions contemplated hereby;

      AND WHEREAS the Board of Directors of the Corporation has approved this Agreement and the transactions contemplated hereby;

      AND WHEREAS the Purchaser has, concurrently with the execution of this Agreement, entered into employment agreements with certain of the Corporation's key employees (the "Employment Agreements") and non-competition agreements with certain of the Corporation's directors (the "Non-Competition Agreements"), and will enter into an escrow agreement with certain key employees of the Corporation (the "Escrow Agreement"), which agreements shall become effective upon the consummation of the transactions contemplated hereby;

      AND WHEREAS the principal shareholders of the Corporation listed in Schedule "A" hereto have entered into lockup agreements with, among others, the Purchaser (the "Lock-Up Agreements");

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser, the Offeror and the Corporation hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1  CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION

     (a) For purposes of this Agreement, the terms defined in Schedule "E" forming part of this Agreement shall have the meanings ascribed thereto in Schedule "E".

     (b) The words "included", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

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                                       2

                                   ARTICLE 2
                                   THE OFFER

2.1  COVENANTS

     (a)  TIMING

           The Purchaser agrees to cause the Offeror to make, and the Offeror agrees to make, on or before August 15, 2000 (the "Offer Deadline") an offer (the "Offer") at a price of $20.50 per share (the "Offer Price") on the terms summarized in Schedule "B" forming part of this Agreement to all holders for 100% of the Corporation's issued and outstanding common shares, including any shares which may become outstanding pursuant to the exercise of currently outstanding stock options to acquire shares of the Corporation (the "Shares").

     (b)  FINANCING
           The Purchaser covenants and agrees that it shall ensure that the Offeror has and shall have all adequate arrangements for financing in place to make and complete the Offer and to purchase all of the outstanding Shares, under the Offer.

     (c)  PUBLIC ANNOUNCEMENT

           The Purchaser and the Corporation shall publicly and jointly announce the Offer following the execution of this Agreement by the parties, the execution of agreements of even date with certain shareholders and employees of the Corporation, and approval by the Board of Directors of the Corporation, the text of such announcement to be approved by the Purchaser and the Corporation in advance.

     (d)  CONDITIONS PRECEDENT

           Notwithstanding Section 2.1(a), the Offeror, acting reasonably, shall not be required to make the Offer (and the Offeror and the Purchaser may, without prejudice to any other rights, by notice to the Corporation terminate this Agreement) if:

          (i) any act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, or any law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

               (A)  to  cease  trade,   enjoin,   prohibit  or  impose  material
                    limitations or conditions on the right of the Offeror to own or exercise full rights

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                                       3


                    of   ownership over the Shares or the consummation of any of
                    the material transactions contemplated by the Offer or, to prevent the completion of any Compulsory Acquisition or
                    Subsequent  Acquisition   Transaction  or  which  could
                    reasonably be expected to have such an effect;

               (B) to prohibit or materially limit the ownership or operation by the Corporation, or by the Offeror or the Purchaser, directly or indirectly, of all or any material portion of the business or assets of the Corporation, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or compel the Offeror or the Purchaser, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer; or

               (C)  which has had or would have a Material Adverse Effect;

          (ii) any of the signatories to the Lock-Up Agreements other than the Purchaser shall have breached the Lock-Up Agreements, if such breach would materially adversely affect the Purchaser or Offeror or the Offeror's ability to consummate the Offer;

          (iii)any of Ms. Grant and Messrs. Pynn, Quinn and Wolfe shall have repudiated his or her Employment Agreement;

          (iv) either of Mr. Guest or Mr. Bissett shall have repudiated his Non-Competition Agreement;

          (v) any of the Principal Shareholders who are signatories to the Escrow agreement shall not have entered into or shall have repudiated the Escrow Agreement, or shall have failed to provide to the Purchaser prior to August 4, 2000 legal opinions and such other documentation relating to the enforceability of the Escrow Agreement, as the Purchaser may reasonably request;

          (vi) at the time the Offeror proposes to make the Offer, there exists any prohibition at law against the Offeror making the Offer or taking up and paying for 100% of the Common Shares under the Offer;

          (vii)the representations and warranties of the Corporation provided herein shall not have been, as of the date made and as of the date of the Offer, true and correct, or the Corporation shall not have complied with any covenants or agreements to be complied with by it under this Agreement, except if failure of the representations, warranties, covenants or agreements does not, in the aggregate, have a Material Adverse Effect or would not materially adversely affect the ability of the Offeror to

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                                       4

               consummate the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction; or

        (viii) the Corporation shall not have provided the required notice pursuant to Section 5.8 of National Instrument 81-102 (the "Mutual Fund Notice") to all security holders of the mutual funds for which it acts as manager relating to the proposed change of control of the Corporation.

           The foregoing conditions are for the sole benefit of the Purchaser and the Offeror and may be waived by the Offeror in whole or in part at any time and shall be deemed to have been waived by it for the purposes of this Section 2.1(d) by the making of the Offer.

     (e)  OFFER DOCUMENTS

           The Offeror shall prepare the Offer, the take-over bid circular and the related letter(s) of transmittal and notice(s) of guaranteed delivery (collectively, the "Offer Documents") with respect to the Offer in both English and French in compliance with the OSA and all other applicable Canadian provincial securities laws, rules and regulations and published policies thereunder, all applicable securities law in the United States (and in the applicable states therein), rules of applicable stock exchanges and applicable corporation laws (collectively, the "Securities Laws"). The Corporation and its counsel shall be given an opportunity to review the Offer Documents and comment thereon, prior to their being mailed to holders of record of Shares (the "Shareholders") and filed with the applicable securities regulatory authorities. The Offeror shall provide the Corporation with a final copy of the Offer Documents to be mailed to all Shareholders prior to the mailing to Shareholders. The Offeror shall file the Offer Documents on a timely basis with the appropriate securities commissions and other regulatory authorities (the "Securities Authorities"). The Offer Documents, when filed with the Securities Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable laws, including, without limiting the generality of the foregoing, the ABCA and the Securities Laws, and shall in all material respects comply with the requirements of applicable laws, including the ABCA and Securities Laws. The terms of the Offer shall comply with the terms of this Agreement.

     (f)  DEALER MANAGER

           The Offeror may, at its expense, appoint a dealer manager in connection with the Offer and to solicit acceptances of the Offer. If appointed, the dealer manager shall form a soliciting dealer group comprised of members of the Investment Dealer Association of Canada and of the stock exchanges in Canada to solicit acceptance of the Offer in Canada.

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     (g)  DIVIDENDS

           The Offeror, the Purchaser and the Corporation agree and acknowledge that the Board of Directors of the Corporation shall be permitted to declare a dividend of $0.48 per Common Share (the "Dividend"), with such Dividend to be paid to shareholders of record immediately prior to the time that any Shares are taken up under the Offer. Each of the parties covenants and agrees to co-operate in establishing a protocol with respect to the declaration, notice and payment of the Dividend. For the purposes of the Agreement, the Offer and the declaration and payment of the Dividend shall be collectively referred to as the "Transaction".

     (h)  OUTSTANDING "IN-THE-MONEY" STOCK OPTIONS

           The Purchaser and the Offeror covenant and agree that the Corporation may use its reasonable commercial efforts to encourage all persons holding options to purchase Shares pursuant to the Corporation's employee stock option plan that are exercisable at a price of $16.95 per share, to either (a) exercise their options prior to the expiry of the Offer and to deposit all Shares issued in connection therewith to the Offer; or (b) elect to receive cash payments from the Corporation of $4.03 per share in exchange for the termination of their options.

2.2  APPROVAL OF THE CORPORATION

     (a) The Corporation represents that its board of directors has received from its financial advisors a fairness opinion that the Transaction is fair, from a financial point of view, to holders of common shares and has unanimously: (i) determined that, upon review of such fairness opinion and all other relevant matters, the Transaction is fair to holders of common shares and in the best interests of the Corporation;
          (ii) approved this Agreement and the transactions contemplated hereby which involve the Corporation; and (iii) resolved to recommend that the Shareholders accept the Offer and tender their Shares to the Offeror thereunder unless there is another offer for all of the Shares which is a Superior Proposal (as hereinafter defined) at the time the recommendation is made.

     (b) The Corporation shall mail, and shall use its reasonable commercial efforts to do so concurrently with the mailing of the Offer Documents, to Shareholders and to each of the directors of the Corporation, and file with the applicable Securities Authorities, a directors' circular (together with all amendments, supplements and exhibits thereto, the "Directors' Circular") in English and in French which shall reflect the determinations and recommendation referred to in Section 2.2(a), together with a written fairness opinion of RBC Dominion Securities Inc. The Corporation shall comply with all Securities Laws in respect of the Offer. The Offeror and its counsel shall be provided with a copy of the Directors' Circular for their review and comment prior to its being mailed to Shareholders and filed with the applicable Securities Authorities. Each of the Offeror and the Corporation agrees to provide the other and their respective counsel in writing with any written comments, notice or communications either of them or their

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                                       6

          respective counsel may receive from the Securities Authorities with respect to the Offer, the Offer Documents and the Directors' Circular promptly after the receipt of such comments.

2.3  SHAREHOLDER LISTS

The Corporation shall or shall cause its transfer agent to prepare a list of shareholders of the Corporation in accordance with the provisions of the ABCA and a list of holders of stock options (with full particulars as to the exercise price and expiry date), as well as a security position listing from each depository including, without limitation, The Canadian Depository for Securities Limited, and deliver same to the Offeror as soon as practicable after the execution of this Agreement (and with respect to the registered list only, in any event within three business days), and, if requested by the Offeror, to prepare supplemental lists setting out any changes to the aforesaid lists for each business day thereafter, and deliver same to the Offeror. All such aforesaid deliveries shall be in both printed and computer readable form.

                                   ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PURCHASER AND THE OFFEROR

Each of the Purchaser and the Offeror hereby represents and warrants to the Corporation that:

3.1  CORPORATE ORGANIZATION

It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, and authority, capacity and right to enter into this Agreement and complete the transactions contemplated by this Agreement.

3.2  ENFORCEABILITY OF AGREEMENT

It has the requisite corporate power and authority to enter this Agreement and to carry out its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Offer have been duly authorized and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby, other than approval of final form of the Offer Documents by the board of the directors of the Offeror. This Agreement has been duly authorized and executed by it and constitutes a legal, valid and binding agreement enforceable by the Corporation against it in accordance with its terms, subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally;
(ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited

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                                       7

under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law.

3.3  CONFLICTING PROVISIONS

It is not, and at the date of or at any time during the Offer will not be, a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement, the making of the Offer or the acquisition of any of the Shares pursuant to the Offer and which default, violation, contravention or breach would materially impair or would prevent it from consummating the transactions contemplated hereby.

3.4  CONSENTS

No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any governmental agency or other regulatory authority or administrative agency or commission is required to be made or obtained by it in connection with (i) the execution and delivery by it of this Agreement, or (ii) the consummation by it of any of the transactions provided for herein, except for or in connection with the regulatory approvals referred to in Schedule "C" hereto.

3.5  SUFFICIENT FUNDS

The Offeror now has and will have at the date of the Offer and until the Offeror has paid for all of the Shares acquired by it pursuant to the Offer, sufficient funds or financing in place to provide sufficient funds to purchase all Shares tendered under the Offer.

3.6  SHAREHOLDINGS

Neither it, nor its respective associates and affiliates, beneficially own, directly or indirectly, or exercise control or direction over, any Shares.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to the Purchaser and the Offeror that:

4.1  CORPORATE ORGANIZATION AND SUBSIDIARIES

The Corporation is a corporation duly incorporated and validly existing under the ABCA and has all necessary corporate power, authority, capacity and right to enter into this Agreement and to complete the transactions contemplated hereby. The Corporation does not have any Subsidiaries.

4.2  ENFORCEABILITY OF AGREEMENT

The Corporation has the requisite corporate power and authority to enter this Agreement and to carry out its obligations hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated

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                                       8

hereby and by the Offer have been duly authorized and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby, other than approval of final form of the Directors Circular by the board of the directors of the Corporation. This Agreement has been duly authorized and executed by it and constitutes a legal, valid and binding agreement enforceable by the Purchaser and the Offeror against the Corporation in accordance with its terms, subject to the qualification that such validity, binding effect and enforceability may be limited by: (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) the enforceability of any waiver of statutory rights may be limited by applicable law.

4.3  CONFLICTING PROVISIONS

The Corporation is not a party to, bound or affected by or subject to, any agreement, charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of, the execution and delivery or performance of this Agreement and which default, violation, contravention or breach would constitute a Material Adverse Effect or would prevent the Corporation from consummating the transactions contemplated hereby, provided that all regulatory approvals and consents referred to in Schedule "C" are obtained prior thereto.

4.4  CONSENTS

No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing (other than pursuant to the Securities Laws) with, or notification to any governmental agency or other regulatory authority or administrative agency or commission is required to be made or obtained by the Corporation in connection with (i) the execution and delivery by the Corporation of this Agreement, or (ii) the consummation by the Corporation of any of the transactions provided for herein, except for or in connection with the regulatory approvals referred to in Schedule "C" hereto and in connection with the escrow agreement dated June 4, 1998 among the Corporation, Montreal Trust Company of Canada and certain of the Corporation's shareholders (the "Bissett Escrow Agreement"), and except for any consent, waiver, approval, authorization, exemption, registration, licence, declaration, filing or notification, of which the failure to have, make or receive, individually or in the aggregate, would not have a Material Adverse Effect.

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                                       9

4.5  PUBLIC DISCLOSURE

     (a) The Corporation has complied in all material respects with its obligations to file all forms, reports, statements, schedules, documents, financial statements and annual reports to unitholders with respect to the Corporation's funds required to be filed with the Securities Authorities (collectively, the "Reports"), each of which Reports complied in all material respects with the applicable requirements of the Securities Laws, as in effect on the date so filed. None of such Reports (including any financial statements, schedules, documents or exhibits included or incorporated by reference therein) or any other document when filed pursuant to the Securities Laws contained any Misrepresentation.

     (b) The audited financial statements of the Corporation (including any related notes thereto) for the three fiscal years ended December 31, 1997, 1998 and 1999 (the "Audited Statements") and the unaudited statements for the six months ended June 30, 2000 (the "Unaudited Statements") (the Audited Statements and the Unaudited Statements, collectively, the "Financial Statements") which have previously been furnished to the Purchaser, have been prepared in accordance with Canadian generally accepted accounting principles, applied on a consistent basis throughout the periods involved and fairly present, in all material respects, the financial position of the Corporation at the dates thereof and the results of its operations and changes in cash flows for the periods indicated (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of Audited Statements, in the related report of the Corporation's independent accountants or (ii) in the case of Unaudited Statements, to the extent they may not include footnotes or may be condensed or summary statements).

     (c) Except as and to the extent set forth on the balance sheet of the Corporation as at June 30, 2000, the Corporation does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with Canadian generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2000 which do not, individually or in the aggregate, constitute a Material Adverse Effect.

     (d) The information relating to the Corporation provided to the Offeror or the Purchaser by the Corporation, whether pursuant to this Agreement or in conjunction with the pre-agreement investigation by or on behalf of the Purchaser prior to the date of this Agreement, contains no untrue statement of a Material Fact and does not omit to state a Material Fact that is necessary to make any statement therein not misleading in light of the circumstances in which it was made.

4.6 ABSENCE OF CHANGES

Since December 31, 1999, except as set forth in the Reports or in a news release generally circulated, there has not been:

     (a) any change in the financial condition or operations of the Corporation constituting a Material Adverse Effect; or

     (b)  any  damage,  destruction,   loss,  labour  trouble  or  other  event,
          development or condition of any character (whether or not covered by insurance) constituting a Material Adverse Effect.

4.7  ABSENCE OF LITIGATION

Except as disclosed to the Purchaser in writing on or prior to the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Corporation, threatened against the Corporation, or any properties, assets or rights of the Corporation, before any court, arbitrator or administrative, governmental or regulatory authority or body, including any environmental actions or proceedings which, if determined adversely against the Corporation, would have a Material Adverse Effect and, to the knowledge of the Corporation, there are no bases or grounds on which such a suit, claim, action, proceeding or investigation could be commenced with a reasonable likelihood of success. Neither the Corporation nor any of its properties or assets is or are subject to any order, writ, judgment, injunction, decree, determination or award. There are no actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Corporation, threatened against the Corporation relating to any violation or alleged violation of any environmental laws which, if determined adversely against the Corporation, would have a Material Adverse Effect.

4.8  UNDISCLOSED LIABILITIES

The Corporation does not have any outstanding material liabilities or material obligations, including without limitation any liabilities for taxes, contingent liabilities that may arise, and whether contractual or otherwise, or breach of applicable laws or infringement of proprietary rights of any third party, other than those liabilities set out in the Financial Statements or as disclosed to the Purchaser in writing on or prior to the date hereof. All compensation arrangements, including bonuses and termination payments, payable to officers and directors of the Corporation as of the date hereof are disclosed in the Reports, the spreadsheet provided by the Corporation to the Purchaser or have otherwise been disclosed to the Purchaser in writing on or prior to the date hereof, and the Corporation will not make any changes to such arrangements after the date hereof except as consented to by the Purchaser, such consent not to be unreasonably withheld, or as specifically provided for herein.

4.9  MATERIAL CONTRACTS

The Corporation has made available to the Purchaser for its review all of the Material Contracts. Except as disclosed to the Purchaser in writing on or prior to the date hereof, the Corporation is not in material default or material breach of, nor has the Corporation received any notice of default or termination under, any Material Contract and, in respect of such Material Contracts and all other contracts or agreements to which the Corporation is a party or by which it is bound, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach which default or breach, individually or in aggregate, would have a Material Adverse Effect.

4.10 INSURANCE
The Corporation has made available to the Purchaser all existing policies of insurance maintained by the Corporation at the date hereof, including the name of the insurer, the risks insured against and the amount of coverage. All such policies are in full force and effect. The Corporation is not in default or breach of the payment of premiums, and is not otherwise in material default, and the Corporation has not received any notice of default or termination under, any such policy and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to constitute such a default or breach.

4.11 TAX MATTERS

     (a) The Corporation has timely filed, or caused to be filed, all tax returns required to be filed by it (all of which returns were correct and complete) and has paid, or caused to be paid, all taxes that are due and payable and the Corporation has provided adequate accruals in accordance with Canadian generally accepted accounting principles in the Financial Statements for any taxes for the period covered by such Financial Statements that have not been paid, whether or not shown as being due on any tax returns. The Corporation has made adequate provision in its books and records for any taxes accruing in respect of any period subsequent to the period covered by such Financial Statements. Since such date, no tax liability not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. The Corporation has withheld from all payments made by it, or otherwise collected, all amounts in respect of taxes required to be withheld therefrom or collected by it, and has remitted same to the applicable governmental entity within the required time periods. The Corporation has not assumed any liability for the taxes of any other person, other than pursuant to employee source deductions, non-resident withholding taxes and sales and excise taxes (including goods and services tax) prescribed by law.

     (b) Except as disclosed to the Purchaser in writing prior to the date hereof, the Corporation is not aware of any tax-related issues which are currently pending with Revenue Canada or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the tax returns referred to above, and, no waivers of statutes of limitations or extensions of time have been given or requested with respect to the Corporation. All tax liability of the Corporation has been assessed for all fiscal years up to and including the fiscal year ended December 31, 1998. The Corporation is not aware of any proposed (but unassessed) additional taxes for which it would be liable.

     (c) The Corporation is not aware of any claim having been made, which claim is still outstanding, by an authority in any jurisdiction where the Corporation does not file tax returns that the Corporation is or may be subject to taxation by that jurisdiction. The Corporation is not aware of any liens or encumbrances on any of the assets of the Corporation that has arisen and is still outstanding in connection with any failure (or alleged failure) to pay any tax.

     (d) The Corporation is not aware of any outstanding rulings of, or requests for rulings with, any tax authority expressly addressed to the Corporation that are, or if issued would be, binding upon the Corporation.

4.12 CHANGE OF CONTROL PROVISIONS

The change of control of the Corporation will not (i) create any material liability on the part of the Corporation; (ii) except as disclosed to the Purchaser in writing prior to the date hereof, result in a material breach of a Material Contract entered into by the Corporation; or (iii) subject to the receipt of regulatory approvals set out in Schedule C, result in the loss of any regulatory approval or authorization held by the Corporation.

4.13 Employees

The business of the Corporation has been and is being operated in all material respects in compliance with all applicable laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. All employee benefit plans of the Corporation are established, registered, qualified, administered and invested in all material respects in compliance with all applicable laws and the terms thereof. The Corporation does not have a pension plan.

4.14 Intellectual Property and Software

The Corporation possesses, or has all necessary rights to use, all patents, trade names, trademarks, processes, know-how and software currently used by it in connection with its business, and all material patents and trade-marks are subject to application or duly registered where required, except where the failure to do so would not constitute a Material Adverse Effect. The Corporation has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving any infringement or misuse of any patents, trademarks or software used by the Corporation except as disclosed to the Purchaser in writing on or prior to the date hereof. The Corporation has the right to use all software used by it in its business free and clear of all liens and encumbrances, subject to the terms of applicable licenses.

4.15 Licences

The Corporation possesses all material licences or other material rights necessary to carry on its current business.

4.16 THE FUNDS

Each Fund for which the Corporation acts as trustee or manager is listed in Schedule "D" hereto and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or trust power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable laws except where the failure to so qualify would not have a Material Adverse Effect. Each Fund is, and at all times to the extent required under applicable laws since its organization has been, duly registered with the applicable securities regulatory authority. The Corporation has performed its obligations, in all material respects, as trustee, manager and distributor of each Fund as set out in the declaration of trust of the Fund, any agreements entered into with the Fund and under applicable laws. Each Fund is invested, and is in all material respects operated, in accordance with its declaration of trust and applicable laws including National Instrument 81-102 as issued by the Canadian Securities Administrators.

4.17 UNITS OF FUNDS

The units of each Fund have been duly and validly issued and are fully paid and non-assessable. As manager of the Funds, the Corporation is required to file an annual information form and simplified prospectus (the "Mutual Funds Documents") and to receive a final receipt for same from or on behalf of the securities commissions in Canada on or before August 19, 2000. The Corporation has made application for a 90-day extension to such filing requirement so that if such application is granted, a final receipt in respect of the Mutual Fund Documents would not be required until on or before November 19, 2000. Subject to the foregoing application, the units of each Fund are qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable law. Each Fund has been operated since its organization and is currently operating in compliance in all material respects with applicable law.

4.18 AGREEMENTS

Each investment advisory agreement, investment management agreement, distribution agreement and other agreements related to the management, distribution or administration of any Fund or account managed by the Corporation to which the Corporation is a party has been performed by the Corporation in accordance with the terms of the agreement and applicable laws, other than as disclosed to the Purchaser in writing on or prior to the date hereof.

4.19 CLIENTS

Except as disclosed to the Purchaser in writing on or prior to the date hereof, the Corporation has not received any written notice during the period from June 30, 2000 to the date hereof, that any client or clients (other than unitholders of the Funds managed by the Corporation) are terminating or are planning to terminate their relationship with the Corporation or will withdraw more than half of the assets they currently have invested with the Corporation.

4.20 Outstanding Shares

As at the date of this Agreement, there are 6,948,750 Shares issued and outstanding, and 201,000 options to purchase additional Shares outstanding (for which the aggregate exercise price payable to the Corporation would be $4,221,450 if all such options were to be exercised). There are no other equity securities, warrants or securities convertible into equity securities, of the Corporation presently outstanding and no person is entitled to acquire any such securities pursuant to any pre-emptive right, agreement or understanding to which the Corporation is a party.

4.21 UNITED STATES ASSETS AND REVENUES

The Corporation does not have assets in the United States of America with a book value in excess of US$15 million or aggregate sales in or into the United States of America during the Corporation's fiscal year ended December 31, 1999 in excess of US$25 million.

                                    ARTICLE 5
                                    COVENANTS

5.1  CONDUCT OF BUSINESS OF THE CORPORATION

The Corporation covenants and agrees that, during the period from the date of this Agreement to the earlier of (i) the time (the "Effective Time") of the first appointment or election to the Board of Directors of the Corporation (the "Board") of persons designated by the Purchaser or Offeror representing a majority of the directors of the Corporation or (ii) the termination of this Agreement, except as specifically provided for herein or unless the Purchaser or Offeror shall otherwise agree in writing, the businesses of the Corporation shall be conducted only in, and the Corporation shall not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice and in compliance with applicable laws; and the Corporation shall use its reasonable commercial efforts to preserve intact the business organization of the Corporation and to preserve the current relationships of the Corporation with customers, suppliers, lenders and other persons with which the Corporation has business relations. By way of amplification and not limitation, except with the prior written approval of the Purchaser (which approval shall not be unreasonably withheld) or as specifically provided for herein, the Corporation shall not, between the date of this Agreement and the earlier of the Effective Time and termination of this Agreement, directly or indirectly do, authorize or commit to do, or enter into any agreement, arrangement or understanding with respect to:

                    (1) any action that would have, individually or in the aggregate, a Material Adverse Effect:

                    (2) any acquisition or disposition of assets or securities, other than (i) routine purchases of equipment, office supplies or similar items in the ordinary course of business, provided such purchases do not exceed $50,000 in the aggregate, or (ii) rollovers and substitutions of investment certificates, term deposits, bankers' acceptances, money market instruments and funds and other similar investments in the ordinary course;

                    (3) any change in its debt capitalization (including, but not limited to, any increase in the amount of its borrowings) or any conversion of short term borrowings into long term borrowings;

                    (4) any capital expenditures exceeding $10,000 individually or $50,000 in the aggregate;

                    (5) except pursuant to existing obligations or agreements entered into during the period June 30, 2000 to the date hereof, any dealings of any nature whatsoever between it, on the one hand, and any of the Principal Shareholders or any of their respective affiliates (or any insider of any of the foregoing), on the other hand;

                    (6) entering into, modifying or terminating any agreement or arrangement with any of its Senior Officers or employees, except for: (i) the termination or cancellation of options, the acceleration of outstanding options as a result of the Offer or the repurchase for cancellation of each option that is exercisable at $16.95 per share; or (ii) the hiring of replacement employees;

                    (7)  any  release  or   relinquishment  of  any  contractual
                         rights, except in the ordinary course of its business;

                    (8) agreeing or committing to guarantee the payment of indebtedness of a third party;

                    (9) instituting, cancelling or modifying any pension plan or other employee benefit arrangement;

                    (10) except as specifically  provided for in Section 2.1(g), declaring or paying any dividend or declaring, authorizing or making any distribution of or on any of its securities;

                    (11) the amendment of its articles or by-laws;

                    (12) the  issuance or purchase or other  acquisition  of any shares of its capital stock of any class or series or of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than pursuant to the exercise, termination or cashing out of stock options currently outstanding in accordance with their current terms or as specifically provided for herein or in accordance with the Corporation's employee share ownership plan);

                    (13) except as  provided  in section  5.4 or pursuant to the exercise of options currently outstanding, any take-over bid or tender offer (including without limitation an issuer bid or self tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving the Corporation or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the consummation of the Offer or which would or could reasonably be expected to dilute the benefits to the Offeror and the Purchaser of the transactions contemplated by the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

                    (14) except for the payments required in connection with the
                         Corporation's retention of RBC Dominion Securities Inc., as provided in Section 6.4 or as otherwise agreed by the Purchaser, the payment of additional fees to investment bankers; or

                    (15) the  creation  of  any  new  Funds,  amendment  of  any declaration of trust or fund contract or the calling of a meeting of unitholders.

5.2  BOARD OF DIRECTORS

Provided that at least 67.43% of the outstanding Shares are taken up and paid for pursuant to the Offer, the Corporation shall as soon as practicable thereafter use its commercially reasonable best efforts to cause all of the directors of the Corporation to consist of persons designated or selected by the Purchaser.

5.3  ACCESS TO INFORMATION

Subject to the Confidentiality Agreement, following commencement of the Offer, the Corporation shall, and shall use reasonable commercial efforts to cause its officers and directors to, and request its auditors and legal counsel to, afford the officers, employees, auditors and other agents of the Purchaser and Offeror, reasonable access at reasonable times to its officers and facilities, as necessary, and to its books and records, and shall furnish the Purchaser, the Offeror and such other persons with such financial, operating and other data and information as the Purchaser, through its officers, employees or agents, may from time to time reasonably request.

5.4  NO SOLICITATION

     (a) The Corporation shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Corporation, solicit or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of a Transaction Proposal provided nothing contained in this Section 5.4 shall prevent the Corporation or its officers, contractors, employees, representatives or agents from taking such actions as the Board determines are reasonably required in the exercise of its fiduciary duties to respond to an unsolicited BONA FIDE written Transaction Proposal for which adequate financing arrangements have been made or are reasonably likely to be made, which the Board determines in good faith (after consultation with its financial advisors, and after receiving a written opinion of outside counsel or advice of such outside counsel that is reflected in the minutes of the Board, to the effect that the Board is required to do so in order to discharge properly its fiduciary duties) would, if consummated in accordance with its terms, result in a transaction more favourable to the shareholders of the Corporation from a financial point of view than the transaction contemplated by this Agreement (any such Transaction Proposal being referred to herein as a "Superior Proposal"); provided that in taking such actions the Board shall act in accordance with subsection (d) below.

     (b) Subject to the foregoing, the Corporation shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties with respect to any potential Transaction Proposal other than the Purchaser. The Corporation agrees not to release any third party from any confidentiality or standstill agreement to which the Corporation and such third party is a party, or consent to a Transaction Proposal thereunder except as expressly contemplated in this Agreement, and shall take reasonable steps to enforce such confidentiality or standstill agreement. The Corporation shall immediately instruct its advisors to request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Corporation relating to a potential Transaction Proposal and shall use all reasonable efforts to ensure that such requests are honoured.

     (c) The Corporation shall immediately notify the Purchaser of any future Transaction Proposal or any written request for non-public information relating to the Corporation in connection with a Transaction Proposal or for access to the properties, books or records, of the Corporation by any person or entity that informs any member of the board of directors of the Corporation that it is considering making, or has made, a Transaction Proposal. Such notice to the Purchaser shall be made, from time to time, orally and in writing and shall indicate such details of the proposal, inquiry or contact known to such person as the Purchaser may reasonably request other than the identity of the person making such proposal, inquiry or contact.

     (d) The Corporation shall not permit any person making a Superior Proposal to receive access to confidential information unless such person: (i) has signed a substantially similar confidentiality agreement to that entered into with the Purchaser; and (ii) has agreed with the Corporation that it will not purchase, or agree to purchase, any securities of the Corporation otherwise than through the consummation of the Superior Proposal.

5.5   FURTHER ACTION; COMMERCIALLY REASONABLE BEST EFFORTS

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws, including Securities Laws, and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation:

     (a) co-operation in the preparation and filing of the Offer Documents and the Directors' Circular and any regulatory and governmental, filings or submissions, including under the COMPETITION ACT (Canada), the INVESTMENT CANADA ACT or the comparable laws of any other relevant jurisdiction, and any amendments to any such filings. The Corporation agrees that it shall file a material change report in respect of this Agreement as required under the Securities Laws which may include a copy of this Agreement;

     (b) to diligently make all required regulatory filings and applications and to obtain all licences, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Corporation as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfil the conditions to the Offer, including without limitation the regulatory notice requirements, consents and regulatory approvals referred to in Schedule "C"; and

     (c) in respect of the Corporation, to assist in securing the release of the common shares escrowed pursuant to the Bissett Escrow Agreement for deposit under the Offer.

5.6  REGULATORY APPROVALS

The Offeror shall diligently take such steps as are necessary to satisfy the conditions expressly provided for in Section 3 of Schedule "B" hereto and shall file all notices in connection therewith no later than the fifth business day following the date the Offer is made, and shall keep the Corporation informed with respect to the status of applications for all such approvals, including providing all relevant documentation to the Corporation to allow it to assess the status of such applications. The Corporation shall provide its co-operation and assistance to the Purchaser and the Offeror in connection with satisfying such conditions. The Corporation shall pursue any and all regulatory approvals or other filings required on the part of the Corporation with respect to the Offer and shall file all notices in connection therewith no later than the fifth business day following the date the Offer is made.

5.7  TAKE UP AND PAYMENT

Subject to the satisfaction or waiver of the conditions set forth in the Offer, the Offeror shall, within three business days following the date that the conditions set forth in the Offer are satisfied or waived and the Offeror is duly authorized under applicable law, accept for payment and pay for all Shares validly deposited (and not properly withdrawn) pursuant to the Offer.

5.8  INCREASE IN CONSIDERATION

The Offeror covenants that, in the event the Offeror increases the consideration per Share offered under the Offer (excluding any greater consideration paid as a result of any proceeding in respect of fair value under the ABCA or any other Subsequent Acquisition Transaction), the Offeror will pay such increased consideration to each Shareholder in respect of all Shares tendered, notwithstanding that such Shares have previously been taken up and paid for by the Offeror.

5.9  SUBSEQUENT ACQUISITIONS

If the Offeror takes up and pays for Shares pursuant to the Offer and thereby acquires more than 50% of the outstanding Shares, the Offeror will use its commercially reasonable best efforts, and the Corporation agrees to assist the Offeror, to acquire the balance of the Shares as soon as practicable following the take-up date by way of Compulsory Acquisition or Subsequent Acquisition Transaction, subject to requisite regulatory and shareholder approvals.

5.10 FURTHER COVENANTS

The Offeror and the Purchaser agree that:

     (a) if the Offeror takes up Shares pursuant to the Offer, the Offeror and the Purchaser will cause the Corporation to fulfil its obligations pursuant to indemnities available to past and present officers and directors of the Corporation pursuant to the provisions of the ABCA, the by-laws of the Corporation or any written indemnity agreements entered into between the Corporation and such persons; and

     (b) if the Offeror takes up Shares pursuant to the Offer, the Offeror and the Purchaser agree to use commercially reasonable efforts to secure directors' and officers' liability insurance for the Corporation's current and former directors and officers (whether such insurance is maintained independently of or included under the Purchaser's directors' and officers' insurance policy), covering claims made prior to or within six years after the date that the Offeror first takes up and pays for any Shares pursuant to the Offer; provided however that the aggregate cost of such coverage shall not exceed $75,000 (the "Aggregate Insurance Amount") and, if such coverage can only be obtained by paying an aggregate premium in excess of such amount, the Purchaser shall use its commercially reasonable best efforts to obtain as much comparable insurance as is available for the Aggregate Insurance Amount. The scope and coverage of such directors' and officers' insurance shall be equivalent in scope and coverage to that provided by the Corporation's current directors' and officers' insurance policy.

Prior to making the Offer, the Offeror and the Purchaser agree to provide a covenant in favour of each party to an indemnity agreement and in favour of each of the past and present directors and officers of the Corporation to comply with the foregoing.

5.11 TAKE-UP AND PAYMENT FOR SHARES

It covenants and agrees that the Offeror will not take up and pay for any Shares pursuant to the Offer until a period of 60 days shall have elapsed from the date that the Mutual Fund Notice is given to securityholders of Funds managed by the Corporation as prescribed by Section 5.8 of National Instrument 81-102.

5.12 CLIENTS

The Corporation will advise the Purchaser as soon as practicable after receiving written notice from any client or clients (other than unitholders of the Funds managed by the Corporation) that any such client is terminating or planning to terminate its relationship with the Corporation or will withdraw more than half of the assets they then have invested with the Corporation.

                                   ARTICLE 6
                       TERMINATION, AMENDMENT AND WAIVER

6.1  TERMINATION

This Agreement may be terminated at any time prior to the Effective Time:

     (a) by the Corporation, the Purchaser or the Offeror if any court of competent jurisdiction or other governmental body located or having jurisdiction within Canada shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action is or shall have become final and non-appealable; PROVIDED that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and if such party's failure materially contributed to such imposition;

     (b) by the Corporation if (i) the Offer has not been made by the date required in paragraph 2.1(a) hereof; (ii) the Offer (or any amendment thereto other than as specifically provided for in Schedule "B" hereto or any amendment thereof that has been mutually agreed to by the parties) does not conform in all material respects with the description in Schedule "B" or any amendment thereof that has been mutually agreed to by the parties; (iii) Shares deposited under the Offer have not, for any reason whatsoever, been taken up on or before 75 days after the date of the mailing of the Offer to Shareholders of the Corporation, provided that if the Purchaser is precluded from so taking up and paying as a result of any breach by the Corporation of its obligations under this Agreement, such 75 day period shall be deemed extended to the 3rd business day following the date upon which the Purchaser is no longer so precluded provided that in no event shall the period be extended for more than 30 days (such 75th day, as so extended, being herein referred to as the "Expiry Deadline"); (iv) the Offer has been terminated, withdrawn or otherwise expires in accordance with its terms; (v) there shall have been a material breach of any covenant, representation or warranty on the part of the

          Purchaser or the Offeror contained herein; or (vi) a Superior Proposal has been consummated which results in at least a majority of the outstanding Shares being acquired;

     (c) by the Purchaser or the Offeror if: (i) the Offer has been terminated, withdrawn or otherwise expires in accordance with its terms; (ii) there shall have been a breach of any representation or warranty on the part of the Corporation contained herein that has a Material Adverse Effect; (iii) there shall have been a breach of any covenant or agreement on the part of the Corporation contained herein that has a Material Adverse Effect; (iv) the Board shall have withdrawn or modified (including by amendment of the Directors' Circular) in a manner adverse to the Purchaser or the Offeror its approval or recommendation of the Offer, this Agreement or the transactions contemplated hereby (provided that such withdrawal or modification is not due to a material misrepresentation made by the Offeror or the Purchaser) or shall have approved or recommended a Transaction Proposal, or shall have resolved to effect any of the foregoing; or
          (v) the fee specifically provided for in Section 6.3 is payable.

6.2  EFFECT OF TERMINATION

In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective shareholders, officers or directors except as expressly provided herein and; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any breach of any provision of this Agreement which occurred on or before the date of such termination. Notwithstanding the foregoing, if this Agreement is terminated the Corporation's obligations to the Purchaser pursuant to Section 6.3 continues in full force and effect. The termination of this Agreement shall not affect the obligations of the parties under the Lock-Up Agreements or the Confidentiality Agreement. In the event of termination of this Agreement, each of the parties shall forthwith return to the other all confidential or other information relating to such party.

6.3  FEES

Provided that the Offer is made, if the Offeror does not complete an acquisition of any Shares except as a result of a breach by the Purchaser or the Offeror of a provision of this Agreement, in the event that a Superior Proposal is announced, commenced or made at any time prior to the expiry of the Offer and at the expiry of the Offer (a) the Superior Proposal is still outstanding, and (b) the Minimum Condition is not satisfied, and the Superior Proposal is thereafter completed and at least a majority of the outstanding Shares are acquired under the Superior Proposal (whether before or after the expiry of the Offer), the Corporation will pay to the Purchaser forthwith upon completion of the transaction contemplated by such Superior Proposal, a fee of $2,800,000.

6.4  COMMISSIONS

The Corporation represents and warrants to the Purchaser that it has not retained any financial advisor or finder in connection with this Agreement and that no person or entity is entitled to any financial advisory or finder fee, commission or other compensation on account of any such dealings with the Corporation other than RBC Dominion Securities Inc. The Corporation has agreed to pay an advisory fee to RBC Dominion Securities Inc. pursuant to an agreement dated June 30, 2000, a copy of which has been provided to the Purchaser.

6.5  WAIVER

At any time prior to the Effective Time, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto that are for the benefit of such party; and (c) waive compliance with any of the agreements or conditions contained herein that are for the benefit of such party. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 7
                               GENERAL PROVISIONS

7.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

The representations, warranties and agreements in this Agreement shall survive the consummation of the Offer but only for a period of one year after the date of this Agreement.

7.2  NOTICES

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering or sending it by facsimile or other similar electronic form of communication addressed:

      (a)  if to the Purchaser or the Offeror:

           Franklin Resources, Inc.
           777 Mariners Island Blvd.
           San Mateo, California
           94404

           Attention:          Martin Flanagan
           Telephone No.:      (650) 312-2000
           Fax No.:            (650) 312-3528


           with a copy to:

           Les M. Kratter, Esq., Senior Vice President
           Telephone No.:      (650) 312-4018
           Fax No.:            (650) 312-2804
           and to:

           Templeton Management Limited
           1 Adelaide Street East
           Suite 2101
           Toronto, Ontario
           M5C 3B8

           Attention:          Donald Reed, President & Chief Executive
                               Officer
           Telephone No.:     (416) 957-6000
           Fax No.:           (416) 360-0481


           and to:

           Osler, Hoskin & Harcourt LLP
           P.O. Box 50
           1 First Canadian Place
           Toronto, Ontario
           M5X 1B8

           Attention:          Deborah M. Alexander
           Telephone No.:      (416) 862-6573
           Fax No.:            (416) 862-6666


      (b)  if to the Corporation:

           Bissett & Associates Investment Management
           Ltd.
           3100, 350 - 7th Avenue S.W.
           Calgary, Alberta
           T2P 3N9

           Attention:     Kevin W. Wolfe, President and Chief
                          Executive Officer
           Telephone No.: (403) 266-4668
           Fax No. :      (403) 237-2334


           with a copy to:

           Burnet, Duckworth & Palmer
           1400, 350 - 7th Avenue S.W.
           Calgary, AB

           Attention:     Jay P. Reid
           Telephone No.: (403) 260-0340
           Fax No.:       (403) 260-0330

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by telecopier or other similar electronic form of communication, on the business day such transmission is received or, if delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

7.3  SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.4  ENTIRE AGREEMENT; ASSIGNMENT

This Agreement, together with the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights and obligations hereunder to any direct or indirect subsidiary of the Purchaser, PROVIDED that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. The Purchaser shall cause the Offeror to comply with all of the Offeror's obligations under this Agreement and the Purchaser shall be fully liable to the Corporation for any breach by the Offeror of any provision of this Agreement or the Offer as if it was the Offeror thereunder.

7.5  TIME

Time shall be of the essence of this Agreement.

7.6  URRENCY

All sums of money referred to in this Agreement (except, for greater certainty, the U.S. funds amount set out in Section 4.21) shall mean Canadian funds.

7.7  AMENDMENTS

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

7.8  EXPENSES

Other than as provided in section 6.3 hereof, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

7.9  COUNTERPARTS

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission. This Agreement may be executed by facsimile signature, and execution thereby will constitute an original hereof.

7.10 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

7.11 PUBLIC STATEMENTS

None of the Purchaser, the Offeror, the Corporation or their respective directors, officers, employees or representatives shall make any public statement or announcement with respect to the Offer or this Agreement which is inconsistent with the terms and conditions of the Offer or this Agreement. All press releases with respect to this Agreement shall require the approval of the Purchaser and the Corporation.

IN WITNESS WHEREOF, the Purchaser, the Offeror and the Corporation have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.



                                  FRANKLIN RESOURCES, INC.


                                   By:/s/ Leslie M. Kratter
                                      --------------------------------
                                      Name:Leslie M. Kratter
                                      Title:Senior Vice President


                                  FTI ACQUISITION INC.


                                   By:/s/ Michael S. J. Mezei
                                      ---------------------------------
                                      Name: Michael S. J. Mezei
                                      Title: Secretary



                                  BISSETT & ASSOCIATES INVESTMENT
                                  MANAGEMENT LTD.


                                   By:/s/ Kevin W. Wolfe
                                      --------------------------------
                                      Name: Kevin W. Wolfe
                                      Title: President and Chief Executive
                                             Officer

                                  SCHEDULE "A"
                             PRINCIPAL SHAREHOLDERS

Belmont Capital Management Ltd.

Guest Holdings Ltd.

571770 Alberta Ltd.

604478 Alberta Inc.

                           SCHEDULE "B"
                        TERMS OF THE OFFER

1.   GENERAL TERMS.

The Offer shall be made as soon as reasonably practicable, but in any event, not later than August 15, 2000, by a circular bid to all registered holders of Shares prepared in compliance with applicable Securities Laws and in each case in compliance with the rules, regulations and policy statements published thereunder. The Offer shall expire no later than the Expiry Deadline.

Upon the terms and subject to the conditions of the Offer, the Purchaser will cause the Offeror to accept for payment, and to take up and pay for, all Shares of the Corporation deposited and not withdrawn under the Offer within three (3) business days of being legally able to do so.

The Purchaser shall have the right to vary the terms of the Offer to effect, including among other things, one or more of the following:

          (i)  increase the consideration offered for the Shares;

          (ii) extend the period during which Shares may be deposited to the Offer, provided that in no event shall the Offer extend beyond the Expiry Deadline;

          (iii)waive any condition of the Offer, provided that it will not reduce the Minimum Condition contained in paragraph 3(a) hereof to below 50% of the Shares without the consent of the Corporation; and

          (iv) with the prior written consent of the Corporation, comply with applicable Securities Laws.

provided however that, without the prior written consent of the Corporation, the Purchaser shall not:

     (a) reduce or change the form of the consideration to be offered pursuant to the Offer,

     (b)  impose any additional  conditions to the Offer,  or

     (c) make any other change to the Offer that is adverse to the holders of Shares.

2.   PRICE OF THE OFFER.

The Offer Price shall be $20.50 per Share payable in cash.

3.   CONDITIONS OF THE OFFER.

The Offer shall not be subject to any conditions other than the following:

     (a) that there are validly deposited under the Offer and not withdrawn at the expiration thereof not less than 67.43% of the Shares, including the Shares deposited by the Principal Shareholders (the "Minimum Condition");

     (b) any applicable waiting periods under any applicable competition, merger control or similar law, rule, regulation, or policy shall have terminated or expired and any approval or consent of any governmental or regulatory authority having jurisdiction over any party hereto or the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction, including without limitation the consents and regulatory approvals listed on Schedule "C" to the Acquisition Agreement, shall have been obtained, on terms and conditions satisfactory to the Offeror, acting reasonably, in respect of the Offer and Transaction;

     (c) (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign arbitrator, court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

               (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the right of the Offeror to own or exercise full rights of ownership over the Shares or the consummation of any of the transactions contemplated by the Offer or, to prevent the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could reasonably be expected to have such an effect; or

               (B) to prohibit or materially limit the ownership or operation by the Corporation, or by the Offeror or the Purchaser, directly or indirectly, of all or any material portion of the business or assets of the Corporation, on a consolidated basis, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or compel the Offeror or the Purchaser, directly or indirectly, to dispose of or hold separate all or any material portion of the business or assets of the Corporation, on a consolidated basis, or the Offeror or the Purchaser as a result of the transactions contemplated by the Offer,

     (d) there shall not exist any prohibition at law against the Offeror making the Offer, taking up and paying for 100% of the Shares under the Offer, or consummating any Compulsory Acquisition or Subsequent Acquisition Transaction;

     (e) there shall not have occurred (or if there shall have occurred prior to the date hereof, there shall not have been generally disclosed or the Purchaser shall not otherwise discover, if not previously disclosed to the Purchaser in writing prior to the commencement of the Offer) any Material Adverse Effect;

     (f) all outstanding rights or entitlements of any type whatsoever to purchase or otherwise acquire authorized and unissued Shares shall have been exercised in full or irrevocably released, surrendered, terminated and waived by the holders thereof or may be released, terminated, surrendered or waived on a basis acceptable to the Offeror in its sole judgment, acting reasonably;

     (g) the representations and warranties of the Corporation provided in the Acquisition Agreement shall be, as of the date made and as of the date the Offeror takes up Shares, true and correct and the Corporation shall have complied with any covenants or agreements to be complied with by it under the Acquisition Agreement, except if the failure of the representations, warranties, covenants or agreements does not, in the aggregate, have a Material Adverse Effect or would not materially adversely affect the ability of the Offeror to consummate the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction;

     (h)  none of:

          (i) the signatories to the Lock-Up Agreements other than the Purchaser shall have breached the Lock-Up Agreements, if such breach would materially adversely affect the Offeror or its ability to consummate the Offer;

          (ii) Ms. Grant and Messrs. Pynn, Quinn and Wolfe shall have repudiated his or her Employment Agreement;

          (iii)Mr.   Guest  and  Mr.   Bissett   shall   have   repudiated   his
               Non-Competition Agreement; or

          (iv) the Principal Shareholders who are signatories to the Escrow Agreement shall have repudiated the Escrow Agreement;

     (i) at the time the Offeror takes up any Shares, the total assets under management by the Corporation shall not be less than $3.89 billion (as determined on a basis consistent with the determination of total assets of $5.74 billion under management as at June 30, 2000, as disclosed to the Purchaser in writing prior to the date hereof), which $3.89 billion of assets shall not include the assets for which a written notice of withdrawal has been received by the Corporation; and

     (j) the Shares deposited in escrow under the Bissett Escrow Agreement shall be releasable for tender into the Offer on terms and conditions satisfactory to the Purchaser, acting reasonably.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances (including any action or inaction by the Offeror) giving rise to such assertion or may be waived by the Offeror in whole or in part at any time and from time to time, in its sole discretion and shall be exclusive of any other right which the Offeror may have under the Offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an on-going right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning the foregoing conditions shall be final and binding upon all parties.

                           SCHEDULE "C"
             REGULATORY NOTICE REQUIREMENTS, CONSENTS
                     AND REGULATORY APPROVALS

I.   SECURITIES LAWS APPROVALS

A.   BRITISH COLUMBIA

1.   Section 42(2)     -  notice to Commission by the Corporation  within (Act)5
                          business days of change of holders of voting securities /1/

2.   SECTION 16(1)     -  APPLICATION  TO COMMISSION  BY THE  CORPORATION
        (RULES)           FOR  APPROVAL  FOR THE  CORPORATION  TO HAVE AN
                          INTEREST  IN ANY OTHER  DEALER OR  ADVISER  (DUE TO
                          SECTION 1(4) OF THE ACT THE  CORPORATION  WILL BE
                          DEEMED TO HAVE AN INTEREST IN THE ACQUIROR AND ITS
                          AFFILIATES FOR PURPOSES OF THIS SECTION)

3.   Section 52        -  notice to clients by the  Corporation of change
      (Rules)             of  control  and of right of client to close or
                          transfer account - this notice includes all clients with whom the Corporation has an investment management agreement but not investors in mutual funds or pooled funds unless the investment is made pursuant to an investment management agreement

4.   SECTION 73        -  NOTICE  TO   COMMISSION   BY  THE   CORPORATION
      (RULES)             IMMEDIATELY  OF  PROPOSED  CHANGE OF CONTROL OF
                          10% OR MORE OF VOTING SECURITIES

B.   ALBERTA

1.   Section 63(2)     -  notice to Commission by the Corporation  within
           (Act)          5 business  days of change of holders of voting
                          securities  /2/

2.   Section 21        -  similar  to section  16(1) in British  Columbia
      (Rules)             Rules but not  applicable  because  relates  to
                          registrants   acquiring   registrants  and  the
                          Acquiror   and   its    affiliates    are   not
                          registrants in Alberta




----------------------------------------
/1/ The Corporation as a reporting issuer may be exempt from this requirement if an exemption has been applied for and received but the terms of the exemption, if there is one, would have to be reviewed to determine if they apply.
/2/ The Corporation as a reporting issuer may be exempt from this requirement if an exemption has been applied for and received but the terms of the exemption, if there is one, would have to be reviewed to determine if they apply.

3.   Section 31(5)     -  notice to clients by the  Corporation of change
      (Rules)             of  control  and of right of client to close or
                          transfer account - this notice includes all clients with whom the Corporation has an investment management agreement but not investors in mutual funds or pooled funds unless the investment is made pursuant to an investment management agreement

4.   Section 48        -  any  changes  to  Form  3  not  reported  under
      (Rules)             section  63(2)  of the  Act  must  be  reported
                          within 10 days of the change

C.   MANITOBA

1.   Section 15(3)     -  notice to Commission by the Corporation  within
      (Act)               5  business  days of  change  of  holders  of a
                          voting securities /3/

D.    ONTARIO

1.   Section 33        -  notice to Commission by the Corporation  within
      (Act)               5  business  days of  change  of  holders  of a
                          voting securities  /4/

2.   SECTION 104       -  A REGISTRANT  MUST RECEIVE  APPROVAL TO ACQUIRE
       (REGULATIONS)      A  DIRECT  OR  INDIRECT   INTEREST  IN  ANOTHER
                          REGISTRANT   AT  LEAST  30  DAYS   BEFORE   THE
                          ACQUISITION

                       -  DUE  TO   SECTION   1(5)   OF  THE   ACT,   THE
                          ACQUISITION   WILL  BE  DEEMED  TO  BE  BY  THE
                          AFFILIATE  REGISTRANT  EVEN  IF IT  IS  BY  THE
                          ACQUIROR

3.   Section 115(5)    -  notice to clients  of change of control  and of
        (Regulations)     right  to   withdraw   account  -  this  notice
                          includes all clients with whom the Corporation has an investment management agreement but not investors in mutual funds or pooled funds unless the investment is made pursuant to an investment management agreement

4.   SECTION 217       -  NOTICE  TO  COMMISSION  BY THE  CORPORATION  OF
        (REGULATIONS)     PROPOSED  CHANGE OF  CONTROL  OF 10% OR MORE OF
                          VOTING SECURITIES


In addition if the Corporation is the manager of mutual funds which are subject to NI 81-102 the following approval and notice under NI 81-102 are necessary:

--------
/3/ The Corporation as a reporting issuer may be exempt from this requirement if an exemption has been applied for and received but the terms of the exemption, if there is one, would have to be reviewed to determine if they apply.

/4/ The Corporation as a reporting issuer may be exempt from this requirement if an exemption has been applied for and received but the terms of the exemption, if there is one, would have to be reviewed to determine if they apply.

1.   SECTION 5.5(2)       -  APPROVAL   OF  THE   SECURITIES   REGULATORY
                             AUTHORITY FOR THE CHANGE OF CONTROL

2.   SECTION 5.8       -  60 DAYS  PRIOR  NOTICE TO  SECURITY  HOLDERS OF
                          THE MUTUAL FUNDS OF THE CHANGE OF CONTROL


II.   OTHER APPROVALS

A.1. INVESTMENT CANADA ACT: determination by the Minister responsible for Investment Canada under the INVESTMENT CANADA ACT (Canada) that the Minister is satisfied that the acquisition is likely to be of "net benefit to Canada" for purposes of such Act.

                           SCHEDULE "D"
                               FUNDS





MUTUAL FUNDS

Bissett  American  Equity Fund
Bissett Bond Fund
Bissett  Canadian  Equity Fund
Bissett  Dividend  Income Fund
Bissett  Income Trust Fund
Bissett  InternationalEquity Fund
Bissett  Large Cap Fund
Bissett  Microcap  Fund
Bissett Money Market
Fund Bissett Multinational Growth Fund
Bissett Retirement Fund
Bissett Small Cap Fund


POOLED TRUSTS

Bissett American Bond Trust
Bissett Balanced RRSP Trust
Bissett Balanced Tax Effective Trust
Bissett Canadian Growth Trust
Bissett Core Equity Trust
Bissett Pooled Equity Trust

                           SCHEDULE "E"
                            DEFINITIONS

"ABCA" means the BUSINESS CORPORATIONS ACT (Alberta);

"affiliate" has the meaning ascribed thereto in the ABCA;

"associate" has the meaning ascribed thereto in the ABCA;

"business day" shall mean a day other than a Saturday, Sunday or other day on which (i) commercial banks in Calgary or Toronto, Canada are authorized or required by law, regulation or executive order to close or (ii) the New York Stock Exchange is not open for trading;

"Canadian generally accepted accounting principles" shall mean the generally accepted accounting principles in Canada from time to time approved by the Canadian Institute of Chartered Accountants;

"Compulsory Acquisition" means the acquisition by the Offeror, pursuant to Part 16 of the ABCA, of the remainder of the Shares not tendered to the Offer;

"Fund" means a mutual fund as defined under the OSA;

"Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

"Material Adverse Effect", when used in connection with the Corporation, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), business, operations or results of operations that is material and adverse to the business, operations or financial condition of the Corporation, other than any change, effect, event or occurrence
(i) relating to the Canadian or United States economy or securities market in general, (ii) affecting the Canadian or United States fund management industry or investment management industry in general, (iii) relating to any changes in assets under management by the Corporation in relation to or resulting from changes in the Canadian or United States economy or securities markets in general, unless the total assets under management by the Corporation shall be less than $3.89 billion (as determined on a basis consistent with the determination of total assets of $5.74 billion under management as at June 30, 2000, as previously disclosed to the Purchaser in writing prior to the date hereof), which $3.89 billion of assets shall not include the assets for which a written notice of withdrawal has been received by the Corporation, or (iv) that occurs as a result of any matter consented to by or approved by the Offeror or the Purchaser or as specified in this Agreement;

"Material Change" has the meaning ascribed to it in the OSA;

"Material Contract" means:

     (a) any contract which imposes a purchase right or right of first refusal or security interest in any asset of the Corporation;

     (b) any warranty or guaranty creating an obligation, contingent or otherwise, given to any client or other party by the Corporation with respect to any of the Corporation's services or products for an amount greater than $25,000;

     (c) any contract under which the Corporation or any of the Corporation's affiliates has acquired or licensed any real or personal property or assets of a third party or under which the Corporation or any of its affiliates otherwise uses any properties or assets of another party or which are jointly owned by the Corporation or any of its affiliates with any other party or parties, in each case involving property or assets having a value of more than $100,000, or aggregate payments of more than $100,000;

     (d)  any agreement between the Fund and the Corporation;

     (e) any investment advisory agreement for assets under management in excess of $25,000,000;

     (f) any other contract which provides for aggregate annual payments to or from the Corporation having an aggregate value of $100,000 or more or having a term of more than one year;

     (g) any contract which requires aggregate annual future payments or expenditures or having a term of more than one year that relates to cleanup, abatement or other actions in connection with environmental liabilities;

     (h) a contract containing a covenant limiting the freedom of the Corporation to engage in any line of business similar to the business currently conducted by it or to compete with any person or entity in a similar business;

     (i) an employment, severance or consulting contract with an employee or former employee of the Corporation;

     (j)  a collective bargaining agreement relating to the Employees;

     (k) a contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments in excess of $25,000;

     (l) a licence to use computer software (other than off-the-shelf software marketed to the public generally) used or held for use by the Corporation and involving aggregate payments of more than $100,000 or having a term of more than one year;

     (m) a contract to which the Corporation is a party, a breach or default under which could reasonably be expected to have a Material Adverse Effect; or

     (n)  any  contract  which  is  otherwise   material  to  the  business  and
          operations of the Corporation.

"Material Fact" has the meaning ascribed to it in the OSA;

"Minimum  Condition" means the condition set forth in section 3(a)of Schedule
"B";

"Misrepresentation" has the meaning ascribed to it in the OSA;

"OSA" means the SECURITIES ACT (Ontario);

"Reports" has the meaning ascribed thereto in Section 4.5;

"Senior Officers of the Corporation" means the President and Chief Executive Officer, the Executive Vice-President and Chief Operating Officer, the Vice-President, General Counsel and Secretary, Senior Vice-president and the Chief Financial Officer and the Vice-President and Treasurer;

"Subsequent   Acquisition   Transaction"   means  an   amalgamation,   statutory
arrangement or other transaction for the purposes of enabling the Offeror to acquire all of the Shares not deposited under the Offer;

"Subsidiary" has the meaning ascribed to it in the OSA;

"Transaction Proposal" means any take-over bid, tender offer or exchange offer other than the Offer (which bid or offer, is for at least a majority of the outstanding Shares on a fully diluted basis), merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets (other than in the ordinary course of business), sale of securities (other than pursuant to the exercise of currently outstanding options and share purchase plans), recapitalization, liquidation, dissolution, winding-up or similar transaction involving the Corporation.